UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2015

(March 14, 2015)

Aramark

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36223	20-8236097
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code): (215) 238-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2015, Aramark (the “Company”) announced that Stephen P. Bramlage, Jr. has been elected Executive Vice President and Chief Financial Officer of the Company, effective April 6, 2015. Fred Sutherland provided notice to the Company on March 14, 2015 of his intent to step down as Executive Vice President and Chief Financial Officer effective April 6, 2015 in connection with his planned retirement.

Mr. Bramlage

Mr. Bramlage, age 44, currently serves as the Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc. since 2012. Prior to that, he served as President of Owens-Illinois Asia Pacific from 2011 to 2012; General Manager of Owens-Illinois New Zealand from 2010 to 2011; Vice President of Finance of Owens-Illinois, Inc. from 2008 to 2010; Vice President and Chief Financial Officer of Owens-Illinois Europe in 2008; and Vice President and Treasurer of Owens-Illinois, Inc. from 2006 to 2008.

The Company has entered into an offer letter agreement and an agreement relating to employment and post-employment competition (together, the “Agreement”) with Mr. Bramlage. Mr. Bramlage’s initial annual base salary will be $600,000 and his target bonus will be 100% of his base salary with his actual bonus to be determined by the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors pursuant to the terms of the Company’s Senior Executive Annual Performance Bonus Plan; provided that Mr. Bramlage’s bonus for fiscal 2015 will be pro-rated to reflect his period of service in fiscal 2015. In addition, Mr. Bramlage will be eligible to participate in all retirement, welfare and perquisite programs applicable to members of the Company’s Executive Leadership Council including participation in the Executive Leadership Council Relocation Policy.

Mr. Bramlage will receive the following equity awards under the Company’s 2013 Stock Incentive Plan (the “2013 Plan”): $800,000 of non-qualified stock options that vest in equal annual installments over 4 years, $800,000 of Performance Stock Units (“PSUs”) that vest in equal annual installments over 3 years subject to the achievement of a specified performance target, $400,000 of Restricted Stock Units (“RSUs”) that vest in equal annual installments over 4 years, and $1.0 million of RSUs that cliff vest on the third anniversary of the date of grant, in each case subject to continued employment through the applicable vesting date and accelerated vesting in connection with certain termination events described in the 2013 Plan and the related awards.

Upon termination without Cause (as defined in the Agreement) that occurs prior to a Change of Control (as defined in the Agreement), Mr. Bramlage would receive (i) twelve months’ base salary as severance if he has been employed less than twelve months at the time of termination and (ii) eighteen months’ base salary as severance if he has been employed for twelve months or more at the time of termination, and in each case continued participation in the Company’s welfare programs on the same terms as in effect immediately prior to his termination for the period he receives severance.

Upon a termination without Cause or a resignation for Good Reason that occurs during the two-year period following a Change of Control, Mr. Bramlage would receive (a) a pro-rata portion of his annual bonus at target, in a lump sum, (b) two times his base salary (in effect on the date of the Change of Control or on the date of termination, whichever is higher), payable over 24 months, (c) two times the higher of his target bonus or his most recent annual bonus, payable over 24 months, (d) outplacement counseling in an amount not to exceed 20% of his base salary, for a period of 24 months, (e) treatment of equity awards in accordance with the terms of the applicable plans and agreements and (f) continued participation in the Company’s medical and life insurance programs for 24 months.

During his employment term and for a period of two years thereafter, Mr. Bramlage would be subject to restrictions on competition with the Company. The Company has also entered into an indemnification agreement with Mr. Bramlage consistent with the agreements entered into with its other executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aramark

By:	/s/ Stephen R. Reynolds
Name:	Stephen R. Reynolds
Title:	Executive Vice President, General Counsel and Secretary

March 19, 2015